AGREEMENT AND RELEASE
     WHEREAS, Brad Reed (hereinafter referred to as “Employee”), worked for Celgard, LLC; and WHEREAS, Employee’s employment with Celgard, LLC has been terminated as of April 17, 2006;
     WHEREAS, to resolve any dispute which may exist between Employee and Celgard, LLC, as to the circumstances surrounding Employee’s employment with, or termination from, Employer; and
     WHEREAS, Employee and Celgard, LLC, its subsidiaries, its parent companies, affiliated corporations, officers, directors, employees, agents, successors and assigns, and each of them (hereafter referred to collectively as “Employer”) desire to resolve any such dispute and to that end are willing to make mutual concessions in order that the differences which may exist between them be now and forever settled.
     IT IS THEREFORE AGREED that in consideration of the promises of Employer hereinafter set forth, which Employee acknowledged that he is otherwise not entitled to receive, Employee agrees to the following:
(1)	Employee, for himself, his heirs, executors, administrators and assigns, releases and forever discharges Employer, from all matter of claims, actions, causes of action, suits, judgments, rights, demands, wages, debts, attorneys fees, damages, or accountings of whatever nature, legal, equitable, or administrative.

(2)	Employee specifically understands and agrees that his signature on this document releases any and all claims that Employee may have against Employer, including claims arising from or by reason of his employment with or termination from Employer, including claims concerning the termination of his insurance benefits. This release specifically includes, but is not limited to, claims pursuant to Title VII of the Civil Rights Act of 1964, (“Title VII”), the Age Discrimination in Employment Act (ADEA), 29 U.S.C. 621 et seq., the Employee Retirement Income Security Act (ERISA), 29 U.S.C. 1001 et seq., or any other state or federal law, including but not limited to, any claims of discrimination, retaliation, infliction of emotional distress, outrage, wrongful termination, whistle-blowing, public policy, promissory estoppel, claims or demands arising under either express or implied contract, breach of contract, tort, the common law, or any federal, state, or local statute, ordinance, regulation or constitutional provision or other liabilities, suits, debts, claims for back pay, front pay, compensatory or punitive damages, costs, reinstatement, attorneys’ fees, bonuses, known or unknown, contingent or otherwise, whether specifically mentioned or not, that the parties now have or have had or which may exist or which might be claimed to exist at or prior to the date of this Agreement. This Agreement is not intended to waive any rights that may arise after the execution of this Agreement.

(3)	A. Employee will keep this Agreement and the terms herein confidential and, except as otherwise required by law, not discuss it with anyone except immediate family, legal counsel, accountants, financial advisors, or a government taxing authority; provided, however, that before disclosing any such information to any such person or entity, Employee shall advise such person or entity that the terms of this Agreement are confidential, and further that the disclosure of such terms is prohibited except under the conditions contained in this paragraph.

B. Employee acknowledges that any intellectual property developed by him during the term of his employment by Employer was a work made for hire and any rights he had to such work belong exclusively to Employer. Employee acknowledges that he is not entitled to receive any ongoing royalties, license fees or other payments related to any such property. Employee agrees to reasonably cooperate (at no additional charge so long as the time commitment required is less than 20 hours in total) with Employer to prosecute any patents or otherwise protect any intellectual property resulting from Employee’s efforts during his tenure with Employer.

(4)	It is expressly recognized and acknowledged by Employee that (i) Employer has developed and established a valuable and extensive trade in the merchandise and product services it provides on a global scale; (ii) that Employer’s business connections and customers have been established and maintained at great expense and are of great value to Employer; (iii) by virtue of Employee’s employment, Employee has become personally acquainted with its customers, its merchandise, product services, designs, manufacturing and trade of Employer; and (iv) that Employer will suffer great loss and damage if, following Employee’s employment, Employee should, whether directly or indirectly on his behalf, or on behalf of any other person, firm, corporation, or entity, engage in or assist in engaging in the business of merchandising, providing services, designing, manufacturing and products of those offered and/or sold by Employer.
A.	Accordingly, Employee agrees that for a period of one (1) year from the date of his termination, Employee shall not, directly or indirectly, on Employee’s own behalf or on behalf of any other person, firm, corporation (including parent and subsidiary corporations), or entity (whether as an employee, agent, partner, shareholder, investor, director, consultant, or in any other capacity):
(1)	Solicit, or attempt to solicit, divert or take away any of Employer’s clients, customers, accounts; or

(2)	Compete against Employer directly or indirectly or render like or similar products and merchandise as those which Employer currently offers, within the following geographical areas:
(i)	the United States;

(ii)	Japan;

(iii)	China;

(iv)	Taiwan;

(v)	Korea;

(vi)	Holland;

(vii)	Germany;

(viii)	Great Britain;

(ix)	Canada;

(x)	North Carolina; and

(xi)	a fifty (50) mile radius of Employee’s place of primary employment.
(3)	Accept employment or work indirectly for a company involved in competitive activity, including but not limited to,
(i)	Tonen Chemical;

(ii)	Asahi Kasei;

(iii)	Ube;

(iv)	Entek;

(v)	DSM;

(vi)	Mitsui;

(vii)	SK Corp.;

(viii)	Nitto Denko; and

(ix)	Degussa-Creavis.
For the purposes of this Agreement, clients, customers, or accounts refers to the following:
(a)	Any client, customer, or account serviced by Employer during the twelve (12) month period prior to the effective date of termination;
and
(b)	Any client, customer, or account serviced who was introduced to the Employee by Employer or an employee of Employee during the twelve (12) month period prior to the effective date of termination.
Employee acknowledges the reasonableness of the geographic scope and time limitations set forth above and further agrees and acknowledges that the geographic scope and time limitations are necessary to adequately protect the rights and expectations of the Employer given Employer’s global reach and nature of its business, and Employee’s experience and position on behalf of Employer.

B.	Employee further agrees that for a period of two (2) years following the date of his termination with Employer, he will not solicit or in any manner encourage employees to leave the employ of Employer. Employee further agrees that during such two (2) year period, he will not offer or cause to be offered employment to any person who is employed by Employer, and was employed by Employer at any time during the twelve (12) months immediately prior to the termination of Employee’s employment with Employer without its written consent.

C.	In the event of a violation by Employee of any one or more of the covenants contained in this section, it is agreed that the term of each such covenant violated shall be automatically extended for one (1) year from the date on which Employee permanently ceased such violation or for a period of (1) year from the date of the entry in a court of competent jurisdiction of a final order or judgment enforcing such covenant, whichever is later.

D.	It is understood by and between Employee and Employer that the foregoing restrictive covenants set forth in this section are essential elements of this Agreement and that but for the agreement of Employee to comply with such covenants, Employer would not have entered into this severance agreement.

E.	Employee acknowledges and agrees that a breach of this section, Section (4), of this Agreement by Employee will cause serious and irreparable damage to Employer that will be difficult to quantify and for which monetary damages alone will not be adequate. Accordingly, Employee agrees that in the event he breaches or threatens to breach any of the provisions contained in this section of this Agreement, Employer shall be entitled to temporary and/or permanent injunctive relief without the need for posting a bond. Employee waives the defense in any judicial proceeding that there is an adequate remedy at law for any such breach. The parties agree that this section of this Agreement shall be governed by and construed in accordance with the laws of the state of North Carolina and further agree that any litigation initiated under the provision of the Agreement shall be brought and litigated in the state or federal courts of North Carolina. Accordingly, Employer consents to personal jurisdiction in the state and federal courts of North Carolina. Nothing in this Agreement shall be construed to prohibit Employer from pursuing any other legal or equitable remedy.
     IT IS FURTHER AGREED that in consideration of the promises of Employee set forth above, the Employer will do the following:
(5)	Employer will pay the Employee a lump sum of $19,548.10 for all his unused and accrued vacation. In addition, Employer will pay the Employee $152,475 of severance pay. Severance wages and vacation pay will be subject to all applicable tax withholding requirements. Employee will receive this severance pay in 19 biweekly installments of $7,819.24, and one final installment of $3,909.44. Severance payments will begin on the nearest pay date after the Employee fully executes this Agreement and only after the seven (7) day revocation period set forth below has expired.
(6)	Under COBRA, Employee and any covered family member will be offered continuation coverage under Employer’s group health plan that covered Employee and his dependents at the time of his separation from employment. Provided that Employee elects to exercise his rights to COBRA continuation coverage under the group health plan at the current levels, and further provided that Employee complies with the terms of this Agreement, Employee will agree to pay an amount toward the cost of his COBRA continuation coverage equal to the amount that he had been contributing for his monthly group health coverage as of the date of his termination of employment, through and until the earlier of the date on which Employee ceases to comply with this Agreement, the date that the Company terminates the health insurance plan for its other employees, or through April 17, 2007 following the full execution of this Agreement and upon such time as it becomes binding. Under no circumstances, however, will Employer waive the premiums due for COBRA continuation coverage individually elected by Employee’s spouse or his current or former dependents. Employee acknowledges that all COBRA premiums paid by the Company under this Agreement may constitute taxable income for him in the year that they are paid. Employee agrees that he will be solely responsible for all state and federal income taxes that are due as a result of any such payments.

(7)	Employer agrees to provide Employee with six (6) months outplacement services with a placement firm of its choosing. The six (6) months will commence from the date of the first meeting.

(8)	Employer agrees that it will not contest your application for unemployment based on this Agreement.

(9)	Employee currently enjoys the use of an automobile provided by Employer. Employer will transfer title to this automobile to Employee. Employee will be responsible for any tax liability associated with this transfer and for maintaining appropriate insurance on the vehicle after the transfer.

(10)	Except as expressly set forth above, and except for the vested amounts in any applicable employee benefit plan as it presently exists, if any, and any appreciation thereto, Employee will cease to be a participant in and no longer have any coverage or entitlement to benefits or contributions under any of Employer’s employee benefits plans as of the date of his termination. Employee acknowledges that he is not entitled to receive any “bonus” or similar supplemental payment from the Employer, other than amounts expressly spelled out in this Agreement.
     IT IS FURTHERMORE AGREED that in consideration of the promises made by and to the Employee and the Employer, the parties mutually agree that:
(11)	This Agreement may be used in a subsequent proceeding in which either of the parties alleges a breach of this Agreement.

(12)	If a specific clause of this Agreement is found to be illegal under either federal or state law, the remainder of the Agreement, including but not limited to, Employee’s release of claims, is not affected by such ruling and shall remain in force. With respect to any provision or covenant of Section (4)A-(4)E finally determined by a court of competent jurisdiction to be unenforceable, Employee, and Employer hereby agree that such court shall have jurisdiction to reform such provision or covenant so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination. If any of the provisions or covenants of Section (4)A-(4)E are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of Employer, as applicable, to enforce any such provision or covenant in any other jurisdiction.

(13)	This Agreement does not constitute an admission by Employer of a violation of any state, federal, or local law.

(14)	This Agreement contains the entire and only agreement between Employer and the Employee. Any oral or written promises or assurances not contained in this Agreement are waived, abandoned, withdrawn, and without legal effect.

(15)	The language of all parts of this Agreement shall be construed as a whole and according to its fair meaning, and not strictly for or against either party. It is expressly understood and agreed that any rule requiring construction of this Agreement against its drafter shall not be applied in this ease.

(16)	Employee agrees not to make disparaging remarks about Employer, its employees, or products regardless of the truthfulness or falsity of such remarks.

(17)	Employee’s Family Trust currently holds certain ownership units and stock options in the Employer and/or its parent companies. As part of this Agreement, Employer agrees to acquire, and the Employee agrees sell, and to cause his Family Trust to sell, all of the Employee’s and his Family Trust’s equity ownership in the Employer, including all vested and unvested stock options, and all of Employee’s and his Family Trust’s ownership interest in PP Holdings LLC. Employee agrees to execute, and to cause his Family Trust to execute the attached Assignment of LLC Interest and Stock Options. Employee acknowledges that he has had an adequate opportunity to review the relevant financial information regarding the value of his ownership interest and options. Employee acknowledges that the information available to him was adequate to assess the fair market value of these interests and that the price to be paid for these units and options adequately reflects their Fair Market Value.
     ADDITIONALLY, Employer advises Employee to discuss the terms of this Agreement prior to signing it with legal counsel of his choosing. Employee has up to a maximum of 21 consecutive calendar days from the date he was provided a copy of this Agreement to consider the terms. Employee acknowledges that he may sign this Agreement at any time within the 21 consecutive calendar days from his receipt of this Agreement. Employee acknowledges that he has a period of seven (7) calendar days following his signing of this Agreement to revoke it. Any such revocation of the Agreement must be in writing, signed by him, and delivered to John O’Malley within the seven (7) day period. Any revocation hereunder shall not affect Employee’s termination of employment. This Agreement will not take effect until the seven (7) day revocation period has expired and as such no payment shall be made under provisions or covenants (5), (6), and (8) until the Agreement becomes final and binding upon the parties.
     By signing below, Employee is certifying that he has been given the opportunity to discuss the terms of this Agreement with legal counsel or other advisor, that the Employee had adequate time for such consultation, that Employee fully understands the Agreement including its final and binding effect, and that Employee fully and voluntarily agrees to its terms.
     IN WITNESS WHEREOF, we have hereunto set our hand and seal on this 18th day of April, 2006.

/s/ Bradley W. Reed

(EMPLOYEE)

SWORN TO before me this 18
day of April, 2006

/s/

Notary Public for North Carolina
My Commission Expires: 6-16-08

(EMPLOYER)

	By:	/s/ John J. O’Malley

	Title:	SVPHR

Assignment of LLC Interest
and Stock Options
     In consideration for the payment of US$108,706.50:
(i)	Brad Reed and the Bradley W. Reed Family Trust (the “Trust”) hereby assign to PP Holdings LLC all of their right, title and interest in and to 150 Class A Units in PP Holdings LLC (the “LLC”); and

(ii)	Brad Reed and the Trust hereby assign to Polypore International, Inc. all of their right, title and interest in and to all vested and unvested stock options to acquire shares in Polypore International, Inc. (“Parent”), under Parent’s 2004 Stock Option Plan.

/s/ Bradley W. Reed

Bradley W. Reed, as trustee for the
Bradley W. Reed Family Trust

/s/ Bradley W. Reed
Mr. Brad Reed, Individually
Date: April 18, 2006